April 27, 2023

Digital Transformation Opportunities Corp.

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067

Re:	Digital Transformation Opportunities Corp. Form S-4 — Certain Material U.S. Federal Income Tax Considerations with respect to the Business Combination

Ladies and Gentlemen:

We have acted as special tax counsel to Digital Transformation Opportunities Corp., a Delaware corporation (“DTOC”) in connection with the proposed series of transactions (the “Business Combination”) undertaken by DTOC and American Oncology Network, LLC (“AON”), resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON, as contemplated by the Business Combination Agreement, dated as of October 5, 2022 and amended and restated on January 6, 2023 and April 27, 2023, by and among DTOC and AON (the “Business Combination Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed by DTOC on April 27, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the Business Combination and other transactions contemplated by the Business Combination Agreement. Capitalized terms not defined herein have the meanings specified in the Business Combination Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Business Combination Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, and (iv) other such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective

April 27, 2023

time of the Business Combination) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.The Business Combination will be consummated in the manner contemplated by, and in accordance with the provisions of, the Business Combination Agreement, the Registration Statement and the Proxy Statement/Prospectus, and the Business Combination will be effective under the laws of the State of Delaware;

3.All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Business Combination, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Business Combination;

4.Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Business Combination, in each case without such qualification; and

5.The parties to the Business Combination Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement, the Registration Statement and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the Proxy Statement/Prospectus, the discussion set forth under the caption “Certain Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Business Combination to holders of DTOC Class B common stock and holders of DTOC Class A common stock.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Business Combination. We express

April 27, 2023

no opinion as to U.S. federal, state, local, foreign, or other tax consequences other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.No opinion is expressed as to any transaction other than the Business Combination as described in the Business Combination Agreement or as to any matter whatsoever, including the Business Combination, if, to the extent relevant to our opinion, either (a) any of the transactions described in the Business Combination Agreement are not consummated in accordance with the terms of the Business Combination Agreement or any provisions thereof are waived or breached or (b) any of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the Proxy Statement/Prospectus and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Certain Material U.S. Federal Income Tax Considerations.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PAUL HASTINGS LLP